Exhibit 3.7


               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                       OF
                SERIES A-1 CONVERTIBLE CUMULATIVE PREFERRED STOCK
                                       OF
                            INTERPHARM HOLDINGS, INC.

      INTERPHARM HOLDINGS, INC. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify, that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to Section 151 of the General Corporation law of the State of Delaware, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a series of the Company's previously authorized preferred stock, par value $.01 per share, and (ii) providing for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions, thereof, of Five Million (5,000,0000) shares of Series A-1 Convertible Cumulative Preferred Stock of the Company as follows:

      RESOLVED, that the Company is authorized to issue five million (5,000,000) shares of Series A-1 Convertible Cumulative Preferred Stock (the "Series A-1"), par value $.01 per share, which shall have the following powers, designations, preferences and other special rights:

      1. DIVIDENDS.

           a. GENERAL DIVIDEND OBLIGATION. The Company shall pay to the holders of the Series A-1, when and as declared by the Board of Directors, out of the assets of the Company at any time available for the payment of dividends under the provisions of the General Corporation Law of the State of Delaware, preferential dividends at the times and in the amounts provided for in this Section.

           b. ACCRUAL OF DIVIDENDS. Dividends on each Series A-1 share (each a "Share") shall be cumulative from the date of issuance of such Share, whether or not at the time such dividend shall accrue or become due or at any other time there shall be profits, surplus or other funds of the Company legally available for the payment of dividends. Dividends shall accrue on each Series A-1 Share (at the rate and in the manner prescribed by Sections 1.a. and 1.b.) from and including May 30, 2003 (the "Date of Issuance") to and including the earlier the date of conversion or May 30, 2023. For purposes of this Section, the Date of Issuance shall be the same regardless of how many times transfer of such Share shall be made on stock records maintained by or for the Company and regardless of the number of certificates which may be issued to evidence such Share (whether by reason of transfers of such Share or for any other reason).

      c. PAYMENT OF DIVIDENDS. Dividends shall accrue on each Series A-1 Share at the rate of Cumulative Preferred Share at the rate of $.0341 per share per annum. Dividends shall be payable on the Series A-1 on the first day of each



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June, September, December, and March beginning September 1, 2003 and each such day is herein called a "Dividend Payment Date". On each Dividend Payment Date all dividends which shall have accrued on each Series A-1 Share then outstanding during the calendar quarter ending upon such Dividend Payment Date shall be deemed to become "due" for all purposes of this Section regardless of whether the Company shall be able or legally permitted to pay such dividend on such Dividend Payment Date. In the event that dividends are not paid when due, dividends shall continue to accrue on each Series A-1 Share but an interest rate of five percent (5%) shall be applied to the dividends in arrears thereon.

      d. DISTRIBUTION OF PARTIAL DIVIDEND PAYMENTS. If at any time the Company shall pay less than the total amount of dividends due on outstanding Series A-1 Shares at the time of such payment, such payment shall be distributed among the holders of the Series A-1 Shares so that an equal amount shall be paid with respect to each outstanding share of Series A-1.

      2. CONVERSION. Each share of Series A-1 shall be converted in accordance with this Section 2 into the number of shares of $.01 par value per share common stock of the Company ("Common Stock") equal to the then effective Conversion Ratio (as defined below)(the "Conversion Feature"). Notwithstanding the foregoing, or anything else contained herein, if the Board of Directors of the Company shall determine, in its sole discretion, to eliminate the Conversion Feature from the Series A-1 Shares, and if the holders of at least a majority of the Series A-1 Shares shall consent, in writing, the Series A-1 Shares shall no longer be convertible and this Section 2 shall be of no further force and effect.

           a. CONVERSION TRIGGER. The shares of Series A-1 shall not become convertible unless and until such date that any of the following conditions ("Conversion Triggers") has been met:

                     (i) a merger of the Company, or Interpharm, Inc., with or into any other company (other than a consolidation or merger in which the Company, or Interpharm, Inc., is the continuing company and which does not result in the Company's or Interpharm, Inc.'s outstanding Common Stock being converted into or exchanged for different securities, cash or other property, or any combination thereof) or a sale of all or substantially all of the business or assets of the Company or Interpharm, Inc.;

                     (ii) the Company's total revenues, calculated in accordance with Generally Accepted Accounting Principles, for any four consecutive three month periods equals or exceeds one hundred fifty million dollars
($150,000,000); or

                     (iii) a "Change of Control" shall have occurred. A Change in Control shall be deemed to have occurred if (a) any person, or any two or more persons acting as a group, and all affiliates of such person or persons, shall, after the Date of Issuance, acquire and own, beneficially, thirty percent (30%) or more of the Common Stock outstanding, or (b) if following (i) a tender or exchange offer for voting securities of the Company, or (ii) a proxy contest for the election of directors of the Company, the persons who were directors of the Company immediately before the initiation of such event cease to constitute a majority of the Board of Directors of the Company upon the completion of such tender or exchange offer or proxy contest or within one year after such completion.


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


Upon the occurrence of any of the Conversion Triggers, the each Series A-1 Share shall be immediately convertible at the option of the holder thereof.

           b. CONVERSION RATIO. Each Series A-1 Share shall be convertible into one share of Common Stock (the "Conversion Ratio"); provided, however, that the Conversion Ration shall be adjusted as set forth herein.

           c. ADJUSTMENT OF THE CONVERSION RATIO. The Conversion Ratio in effect at any time shall be subject to adjustment as follows:

                     (i) In case the Company shall (A) subdivide its outstanding shares of Common Stock, (B) combine its outstanding shares of Common Stock into a smaller number of shares, or (C) issue by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing Company) any shares of its capital stock, the Conversion Ratio in effect at the time of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any share of the Series A-1 surrendered for conversation after such time shall be entitled to receive the kind and amount of shares which he or she would have owned or have been entitled to receive had such share of Series A-1 been converted immediately prior to such time. Such adjustment shall be made successively whenever any event listed above shall occur.

                 (ii) In case the Company shall offer to the holders of shares of its Common Stock any rights, options or warrants entitling them to subscribe for or purchase (A) shares of its Common Stock, (B) any assets of the Company, (C) any securities of the Company, other than its Common Stock, or of any other Company or (D) any rights, options or warrants entitling them to subscribe for or to purchase any of the foregoing securities, whether or not such rights, options or warrants are immediately exercisable (hereinafter collectively called a "Distribution on Common Stock"), the Company shall offer, upon such terms offered to the holders of shares of Common Stock, to the holders of the Series A-1 the Distribution on Common Stock to which they would have been entitled if they had converted the Series A-1 Shares immediately prior to the record date for the purpose of determining the shareholders entitled to receive such Distribution on Common Stock.

                 (iii) In the event that at any time, as a result of an adjustment made pursuant to this paragraph (d), the holder of any share of Series A-1surrendered for conversion shall become entitled to receive any securities other than shares of Common Stock, thereafter the amount of such other securities so receivable upon conversion of any share of the Series A-1 shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this paragraph (d).



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


                 (iv) No adjustment in the Conversion Ratio shall be required unless such adjustment would require a change of at least 1%; provided, however, that any adjustments which by reason of this paragraph (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

                 (v) Whenever the Conversion Ratio is adjusted the Company shall promptly cause a notice to be mailed to the holders of the Series A-1 setting forth the adjusted Conversion Ratio.

                 (vi) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of the Series A-1. Instead, any fractional share of Common Stock which would otherwise be issuable upon conversion of the Series A-1 (or specified portions thereof) shall be rounded up to the nearest whole share.


           e. In case:

                (i) the Company shall authorize the distribution to all holders of its Common Stock of evidences of its indebtedness or assets (other than dividends or other distributions paid out of earned surplus); or

                (ii) the Company shall authorize the granting to the holders of its Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

                (iii) of any reclassification of the Common Stock (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company or of Interpharm, Inc.; or

                (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

           then, in each case, the Company shall cause to be mailed, first class postage prepaid, to the holders of record of the outstanding shares of Series A-1, at least 10 days prior to the applicable record date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such distribution or rights, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such distribution or rights are to be determined, or (B) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.



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


           f. The Company will at all times reserve, keep available and be prepared to issue, free from any preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting conversion of the Series A-1, the full number of shares of Common Stock then issuable upon the conversion of all outstanding Series A-1. The Company shall from time to time, in accordance with the laws of the Delaware, endeavor to amend its Certificate of Incorporation to increase the authorized amount of its Common Stock if the remaining number of unissued shares of Common Stock shall be not sufficient to permit the conversion of all Series A-1 Shares. The Company shall, if any shares of Common Stock required to be reserved for issuance upon conversion of Series A-1 pursuant to this section requires registration with or approval of any governmental authority under any Federal or state law before such shares may be issued upon such conversion, endeavor to cause such shares to be so registered or approved as expeditiously as possible.

           g. The Company will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of Series A-1 pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or transfer and delivery of shares of Common Stock in a name other than that in which the shares of the Series A-1 so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax or has established to the satisfaction of the Company that such tax has been paid.

           h. Upon any conversion of shares of Series A-1 under this Section 2, the shares so converted shall have the status of authorized and unissued shares of preferred stock, and the number of shares of preferred stock that the Company shall have authority to issue shall not be decreased by the conversion of shares of Series A-1.

           i. CONVERSION PROCEDURE.

                     (i)  NOTICE OF CONVERSION. After the occurrence of a
                          --------------------
Conversion Trigger the Series A-1 Shares shall be deemed to have been converted (the "Conversion Date") on the date that the Company shall have received the Certificate evidencing such Shares appropriately endorsed to reflect conversion thereof; whereupon the Company shall issue so many shares of its Common Stock (the "Conversion Shares") as required hereunder. Unless registered under the Securities Act of 1933, as amended (the "Act"), the certificate shall be accompanied by an appropriate investment representation for purposes of confirming the availability of an exemption from applicability of the registration provisions of the Act, signed by the holder of the Shares.

                     (ii) DELIVERY OF NEW CERTIFICATES.  Certificates for
                          ----------------------------
Conversion Shares shall be delivered to Series A-1 holders within fifteen (15) days after the Conversion Date. Unless all of the A-1 Shares evidenced by the certificate delivered shall have been converted or shall have been redeemed, the Company shall within a 15-day period prepare a new certificate, substantially identical to that surrendered, representing the balance of the Series A-1 Shares formerly represented by the certificate which shall not have converted and shall within the said 15-day period deliver such certificate to the person designated as the holder thereof.





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


      3. LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution or winding up of the Company, the holders of Series A-1 Shares shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, an amount in cash equal to the sum of $0.682 per Series A Share, plus any unpaid dividends accrued thereon to the date of final distribution. No distribution shall be made on any Junior Securities (as defined below) by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution or winding up of the Company unless each holder of any Series A-1 Shares shall have received all amounts to which such holder shall be entitled under this Section 3. The term "Junior Securities" shall mean any equity security of any kind which the Company or any subsidiary shall at any time issue or be authorized to issue other than Series A-1 Shares.

     4.    NO VOTING RIGHTS.  The Series A-1 Shares shall not have any voting
           ----------------
rights.

     5. METHOD OF PAYMENT. Any payment at any time due with respect to any
        ------------------
Series A Share shall be made by means of a check (drawn upon funds which are immediately available not later than the due date of the payment being made by such check) to the order of the record holder of such Share at the address for such record holder shown on the Company's records, which check shall be mailed by United States mail (by first class or any other class reasonably expected to effect earlier delivery at such time so that such check should reasonably be expected to arrive at the address to which it is required under this sentence to be mailed) not later than the due date of the payment being made by such check.

     6. LIMITATIONS UPON DISPOSITION. The Series A-1 shares issuable pursuant to
        -----------------------------
this Certificate and the shares of Common Stock issuable upon conversion of such Series A-1 shares (collectively the "Securities"), if not registered by the Company under the Act, may not be sold or offered for sale in the absence of an effective registration statement as to the Securities under the Act, or an opinion of counsel satisfactory to the Company that such registration statement is not required. The above restrictions in this Section 6 shall be contained in a legend to be placed upon each of the Series A-1 share certificates at the time of distribution of the Securities and a stop transfer order may be placed on such Securities by the Company. In addition, each Series A-1 certificate shall bear the following legend:

           ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY'S CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

     7. ADDITIONAL RIGHTS. So long as any Series A-1 Shares remain outstanding,
        ------------------
the Company shall not, without first obtaining the approval by vote or written consent of all Series A-1 holder, (i) alter or change the powers, preferences, privileges, or rights of the Series A-1 Shares or (ii) amend the provisions of this paragraph.

      8. REPLACEMENT. Upon receipt by the Company of evidence reasonably
         ------------
satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series A-1, and in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of such certificate, the Company at its expense will execute and deliver in lieu of such certificate, a new certificate of like kind, representing the number of shares of Series A-1 which shall have been represented by such lost, stolen, destroyed, or mutilated certificate.


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


      9. NOTICE. Whenever notice is required to be given pursuant to this Certificate of Designations, unless otherwise provided herein, such notice shall be given at the address then set forth in the Company's records.

           N WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Munish K. Rametra, its Secretary, as of the 30th day of May, 2003.


                                            INTERPHARM HOLDINGS, INC.

                                            By:
                                              --------------------------
                                               Name: Munish K. Rametra
                                               Title: Secretary








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